News Release

                                                       Cadence Resources Corp.
                                                       4110 Copper Ridge Drive
                                                       Traverse City, MI 49684
                                                            231-941-0073
                                                           F)231-933-0757

FOR IMMEDIATE RELEASE
Date: April 3, 2006

                       CADENCE RESOURCES TO PRESENT AT THE
                       IPAA OIL & GAS INVESTMENT SYMPOSIUM

NEW YORK CITY, NEW YORK, April 10-12, 2006. Cadence Resources Corporation (OTBB:CDNR) today announced that William W. Deneau, President and CEO, will present at the IPAA OGIS to be held April 10-12, 2006, at the Sheraton New York Hotel & Towers, New York City, NY.

The IPAA Oil & Gas Investment Symposium New York has become the premier outlet for publicly traded independent exploration and production and service and supply companies to present their company profiles to the investment community. Last year's Symposium attracted over 1500 attendees, including more than 600 buy/sell-side analysts and portfolio managers and 80 presenting companies.

With over 100 presenting companies, attendees will have the opportunity to interact with domestic oil and natural gas executives, Wall Street analysts, money managers and capital providers from around the globe.

William W. Deneau, President and CEO, will discuss Cadence and its Antrim Shale Projects in Michigan along with its New Albany Shale Projects in Indiana and Kentucky. The Company's plans for 2006 along with its long-term strategy will also be discussed.

Mr. Deneau will be presenting at the Conference on Tuesday, April 11, 2006 at 5:00 p.m. Eastern Time. A live webcast will be available of Mr. Deneau's presentation. All interested parties are invited to listen to the live presentation over the Internet by logging on at: http://www.vcall.com/CEPage.asp?ID=102974 at least fifteen minutes early to download and install any necessary audio software. For your convenience, a copy of the slide presentation will be made available at the Company's website www.auroraogc.com.

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About Cadence Resources Corporation

Cadence Resources Corporation engages in the acquisition, exploration, production, and development of oil and natural gas properties. The Company's current expansion activities are focused on two key non-conventional plays, Michigan Antrim and New Albany Shale in Indiana. Cadence Resources was formed in 1969. It was formerly known as Royal Resources, Inc. and changed its name to Royal Minerals, Inc. in 1983. Further, it changed its name to Consolidated Royal Mines, Inc. in 1994; to Royal Silver Mines, Inc. in 1995; and to Cadence Resources Corporation in 2001. On October 31, 2005, it closed on a reverse merger with Aurora Energy, Ltd.


www.auroraogc.com.

CONTACT: Cadence Resources Corporation
         William W. Deneau, President and CEO
         Lori M. King, Chief Financial Officer
         Jeffrey W. Deneau, Investor Relations
         (231) 941-0073